As filed with the Securities and Exchange Commission on April 26, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Strayer Education, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	52-1975978
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 247-2500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Strayer Education, Inc.
2011 Equity Compensation Plan
(Full title of the Plan)

Mark C. Brown
Executive Vice President and Chief Financial Officer
Strayer Education, Inc.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 247-2500
(Name, address and telephone number of agent for service)

Copies to:
Steven M. Kaufman
C. Alex Bahn
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		maximum offering	Proposed
	Amount to be	price	maximum aggregate	Amount of
Title of securities to be registered	Registered (1)(2)	per unit (2)	offering price (3)	registration fee
Common Stock, par value $0.01 per share	400,000 shares	$118.37	$47,348,000	$5,497.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may become issuable under the plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2)	Per the terms of the Strayer Education, Inc. 2011 Equity Compensation Plan, this number includes approximately 55,000 shares not granted under the Strayer Education, Inc. 1996 Stock Option Plan and approximately 45,000 shares to cover the number that may become issuable under the plan due to forfeitures of outstanding awards the Strayer Education, Inc. 1996 Stock Option Plan.

(3)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of $118.37 per share, which was the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on April 20, 2011.

PART I
     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Strayer Education, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
(b) The Company’s Current Reports on Form 8-K filed on January 7, 2011, March 31, 2011 and April 5, 2011; and
(c) The description of the Company’s Common Stock as contained in the Registration Statement on Form 8-A, filed by the Company on July 18, 1996 to register its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock made hereby.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers

     Section 2-418 of the Corporations and Associations Law of the State of Maryland, as amended, provides that under certain circumstances a corporation may indemnify any director or officer made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.
     Article VI of the Company’s Bylaws provides:
To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify (a) any Director or officer or any former Director or officer (including among the foregoing, for all purposes of this Article VI and without limitation, any individual who, while a Director and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, company, employee benefit plan or any other enterprise as a director, officer, partner or Director of such corporation, partnership, joint venture, Corporation, employee benefit plan or other enterprise), who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding, and (b) any Director or officer or any former Director or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Corporation shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Director or officer or former Director or officer made a party to a proceeding by reason of his status as a Director or officer; provided , that the Corporation shall have received (i) a written affirmation by the Director or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Corporation as authorized by these Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that the applicable standard of conduct was not met. The Corporation may, with the approval of its Directors, provide such indemnification and payment or reimbursement of expenses to any employee or agent of the Corporation. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the Articles of Incorporation or these Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of this paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-4 18 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Corporation may provide to Directors, officers and stockholders such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.
     The Company maintains liability insurance coverage for its officers and directors which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers with respect to actions arising out of the performance of such officer’s or director’s duties.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated by reference.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on April 26, 2011.

Strayer Education, Inc. (Registrant)

By:	/s/ Mark C. Brown
Mark C. Brown
Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Silberman and Mark C. Brown, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE
/s/ Robert S. Silberman (Robert S. Silberman)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 26, 2011

/s/ Mark C. Brown (Mark C. Brown)	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2011

/s/ Charlotte F. Beason	Director	April 26, 2011
(Charlotte F. Beason)

/s/ William E. Brock	Director	April 26, 2011
(William E. Brock)

/s/ John T. Casteen III)	Director	April 26, 2011
(John T. Casteen III)

Director
(David A. Coulter)

/s/ Robert R. Grusky	Director	April 26, 2011
(Robert R. Grusky)

/s/ Robert L. Johnson	Director	April 26, 2011
(Robert L. Johnson)

/s/ Todd A. Milano	Director	April 26, 2011
(Todd A. Milano)

/s/ G. Thomas Waite, III	Director	April 26, 2011
(G. Thomas Waite, III)

/s/ J. David Wargo	Director	April 26, 2011
(J. David Wargo)

EXHIBIT INDEX

Exhibit No.	Description
4.1	Strayer Education, Inc. 2011 Equity Compensation Plan, incorporated by reference to Appendix A to the Company’s definitive proxy statement filed on March 29, 2011.

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Stock registered hereby.*

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney (included in the signature page to this Registration Statement).*

*	Filed herewith.